EXHIBIT 5.1

Giordano, Halleran & Ciesla

A Professional COrporation

Attorneys at law

(732) 741-3900 FAX: (732) 224-6599 www.ghclaw.com

February 6, 2015

First Real Estate Investment Trust of New Jersey

505 Main Street

Hackensack, New Jersey 07602

RE:	Registration Statement on Form S-8 relating to the First Real Estate Investment Trust of New Jersey Amended and Restated Deferred Fee Plan

Ladies and Gentlemen:

We have acted as counsel to First Real Estate Investment Trust of New Jersey (the “Company”), in connection with the preparation and filing on this date by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed with the Commission for the registration of 850,000 shares of beneficial interest, no par value, of the Company (“Shares”), which have been reserved for issuance under the First Real Estate Investment Trust of New Jersey Amended and Restated Deferred Fee Plan (the “Plan”). This opinion letter has been included as an exhibit to the Registration Statement.

In rendering the opinion set forth below, we have examined and relied upon the originals, specimens, or photostatic or certified copies of (a) the Registration Statement, (b) the Plan, and (c) such certificates, corporate and public records, agreements and instrument and other information and documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of each document, agreement and instrument submitted to us as an original, the conformity to the original of each document, agreement and instrument submitted to us as a certified copy or photostatic copy, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinion that were not known to us, we have relied upon statements and representations of officers and other representatives of the Company.

In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any Shares registered under the Registration Statement, when issued under the Plan, will have been duly executed on behalf of the Company and will have been countersigned by the Company’s transfer agent and registered by the Company’s registrar prior to its issuance.

Please Reply To: 125 Half Mile Road, Suite 300, Red Bank, New Jersey 07701-6777

Do not Reply To: Trenton Office: 441 East State Street, Trenton, New Jersey 08608

Giordano, Halleran & Ciesla

  A Professional Corporation

         Attorneys At Law

First Real Estate Investment Trust of New Jersey

February 6, 2015

We express no opinion concerning the laws of any jurisdiction other than those of the United States of America and the laws of the State of New Jersey.

Based upon and subject to the foregoing, we are of the opinion that the Shares registered under the Registration Statement have been duly authorized, and, when issued and delivered by the Company pursuant to the Plan, and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the General Rules and Regulations of the Commission.

Very truly yours,

/s/ Giordano, Halleran & Ciesla, a
Professional Corporation

GIORDANO, HALLERAN & CIESLA

A Professional Corporation